As filed with the Securities and Exchange Commission on July 6, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Precigen, Inc.

(Exact name of registrant as specified in its charter)

Virginia	26-0084895
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20374 Seneca Meadows Parkway Germantown, Maryland	20876
(Address of Principal Executive Offices)	(Zip Code)

Precigen, Inc. 2023 Omnibus Incentive Plan

(Full title of the plan)

Helen Sabzaveri

President and Chief Executive Officer

Precigen, Inc.

20374 Seneca Meadows Parkway

Germantown, Maryland

(Name and address of agent for service)

(301) 556-9900

(Telephone number, including area code, of agent for service)

Copies to:

Kyoko Takahashi Lin

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

a.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2023 Annual Report”), filed with the Commission on March 6, 2023 (File No. 001-36042), including the sections of the Registrant’s Definitive Proxy Statement on Form DEF 14A for the 2023 Annual Meeting of Stockholders, filed with the Commission on April 25, 2023, that are incorporated by reference in the 2023 Annual Report;

b.	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the document referred to in (a) above, including the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the Commission on May 10, 2023 (File No. 001-36042) and the Registrant’s Current Reports on Form 8-K filed with the Commission on January 27, 2023, April 5, 2023 and June 9, 2023; and

c.	Description of the Registrant’s securities registered pursuant to Section 12 of the Exchange Act, which is incorporated by reference to Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 2, 2020 (File No. 001-36042).

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended, or the Virginia Stock Corporation Act (the “VSCA”), permits a Virginia corporation before final disposition of a proceeding to advance funds to pay for or reimburse any officer or director for expenses incurred in connection with the proceeding if the individual is a party to the proceeding because the individual is an officer or director, and if the individual delivers to the corporation a written undertaking to repay any funds advanced if it is ultimately determined that the individual is not entitled to indemnification.

In addition, a corporation is permitted to indemnify a director or officer who is party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding.

Authorization to advance funds to, reimburse, or indemnify a director or officer must be made by the disinterested members of the board of directors, a committee of the board of directors consisting solely of disinterested directors, or shareholders, and the authorization to indemnify requires that a determination be made that the individual’s conduct was in good faith and otherwise met the required standards of conduct and belief.

In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for expenses incurred in connection with the proceeding if it is determined that the individual has met the relevant standard of conduct and belief. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that the individual improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against the individual’s willful misconduct or a knowing violation of criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual is a party because the individual is or was a director or officer. In addition, the VSCA limits the personal liability of an officer or director in any proceeding brought by or in the name of the corporation or its shareholders except if the individual engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including without limitation any claim of unlawful insider trading or market manipulation.

The Company is a Virginia corporation. The Company’s Amended and Restated Articles of Incorporation contain provisions limiting the liability of and indemnifying its directors and officers to the extent not prohibited by Virginia law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 6, 2023).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 4, 2020).
4.1	Specimen certificate evidencing shares of common stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3 filed with the Commission on June 22, 2020).

5.1*	Opinion of Hogan Lovells US LLP.

23.1*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

24.1	Power of Attorney (included in the signature pages hereto).

99.1*	Precigen, Inc. 2023 Omnibus Incentive Plan.

107*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland on July 6, 2023.

PRECIGEN, INC.

By:	/s/ Harry Thomasian Jr.
Harry Thomasian Jr.
Chief Financial Officer

POWER OF ATTORNEY

The undersigned officers and directors of Precigen, Inc., a Virginia corporation (the “Company”), hereby constitute and appoint Helen Sabzevari, Harry Thomasian Jr. and Donald P. Lehr, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Helen Sabzevari Helen Sabzevari	Chief Executive Officer and Director (Principal Executive Officer)	July 6, 2023

/s/ Harry Thomasian Jr. Harry Thomasian Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	July 6, 2023

/s/ Randal J. Kirk Randal J. Kirk	Executive Chairman	July 6, 2023

/s/ Cesar L. Alvarez Cesar L. Alvarez	Director	July 6, 2023

/s/ Steven R. Frank Steven R. Frank	Director	July 6, 2023

/s/ Vinita D. Gupta Vinita D. Gupta	Director	July 6, 2023

/s/ Fred Hassan Fred Hassan	Director	July 6, 2023

/s/ Jeffrey B. Kindler Jeffrey B. Kindler	Director	July 6, 2023

/s/ Dean J. Mitchell Dean J. Mitchell	Director	July 6, 2023

/s/ James S. Turley James S. Turley	Director	July 6, 2023